                                                   ---------------------------
                                                   OMB Number:       3235-0145
                                                   Expires: October 31, 1994
                                                   Estimated average burden
                                                   hours per response....14.90
                                                   ---------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)


                             Storm Technology, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 Par Value
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  862219-10-2
------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2/92)


                              Page 1 of 5 pages
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                                                   OMB Number:       3235-0145
                                                   Expires: October 31, 1994
                                                   Estimated average burden
                                                   hours per response....14.90
                                                   ---------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Primax Electronics, Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      N/A                                                       (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Taiwan

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,940,059

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,940,059

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,940,059

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      15.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 5 pages
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                                                   ---------------------------
                                                   OMB Number:       3235-0145
                                                   Expires: October 31, 1994
                                                   Estimated average burden
                                                   hours per response....14.90
                                                   ---------------------------

ITEM 1.

        (a)  Name of Issuer: Storm Technology, Inc.

        (b)  Address of Issuer's Principal Executive Offices:
             1395 Charleston Road
             Mountain View, CA 94043

ITEM 2.

        (a)  Name of Person Filing:

             Primax Electronics, Ltd.

        (b)  Address of Principal Business Officer or, if none, Residence:

             6F, N. 159 Kang Ning St.
             Shi Chi Town, Taipei Hsein
             Taiwan, R.O.C.

        (c)  Citizenship:  Taiwan

        (d)  Title of Class of Securities:  Common Stock, par value $0.001

        (e)  CUSIP Number: 862219-10-2


ITEM 3. STATUS OF PERSON FILING:


        Not Applicable.


ITEM 4. OWNERSHIP (AT DECEMBER 31, 1997):

        Primax Electronics, Ltd.

        (a)  Amount Beneficially Owned:

             1,940,059

        (b) Percent of Class: 15.2%, based on the total number of shares outstanding on December 31, 1997

        (c)  Number of shares as to which such person has:

             (i) sole power to vote or to direct the vote:  1,940,059


                              Page 3 of 5 pages
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                                                   ---------------------------
                                                   OMB Number:       3235-0145
                                                   Expires: October 31, 1994
                                                   Estimated average burden
                                                   hours per response....14.90
                                                   ---------------------------

               (ii)  shared power to vote or to direct the vote:  0

               (iii) sole power to dispose or to direct the disposition
                     of:  1,940,059

               (iv)  shared power to dispose or to direct the disposition of:  0


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         The record holder of 1,940,059 shares of Common Stock covered by this
         Schedule 13G is Primax Electronics, Inc. ("Primax").


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF THE GROUP

         Not Applicable


ITEM 10. CERTIFICATION

         Not applicable.



                              Page 4 of 5 pages
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                                                   ---------------------------
                                                   OMB Number:       3235-0145
                                                   Expires: October 31, 1994
                                                   Estimated average burden
                                                   hours per response....14.90
                                                   ---------------------------

                                   SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 1997

                              PRIMAX ELECTRONICS, LTD.


                              By:   /s/ Raymond Liang
                                   ------------------------------------------
                                   Raymond Liang
                                   Chairman and Chief Executive Officer



                              Page 5 of 5 pages